                                                                    EXHIBIT 99.3

                             STOCK OPTION AGREEMENT

         STOCK OPTION AGREEMENT, dated as of June 19, 1999 (the "AGREEMENT"), between ADC Telecommunications, Inc., a Minnesota corporation ("OPTIONEE"), and Saville Systems PLC, a public limited company organized under the laws of the Republic of Ireland (the "COMPANY").

                                 W I T N E S S E T H:

         WHEREAS, simultaneously with the execution and delivery of this Agreement, Optionee and the Company are entering into an Agreement, dated as of the date hereof (the "ACQUISITION AGREEMENT"), which provides for the cancellation of the outstanding Company Ordinary Shares and Company Deferred Shares and the allotment of shares of Optionee's common stock pursuant to a Scheme of Arrangement;

         WHEREAS, as a condition to Optionee's willingness to enter into the Acquisition Agreement, Optionee has requested that the Company grant to Optionee an option to purchase up to authorized and unissued Company Ordinary Shares (to be evidenced by American Depositary Receipts ("ADRs") listed on the Nasdaq National Market), upon the terms and subject to the conditions hereof; and

         WHEREAS, in order to induce Optionee to enter into the Acquisition Agreement, the Company has agreed to grant Optionee the requested option.

         NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements set forth herein and in the Acquisition Agreement, the parties hereto agree as follows:

     1. DEFINED TERMS. Capitalized terms which are used but not defined herein shall have the meanings ascribed to them in the Acquisition Agreement.

     2.    THE OPTION; EXERCISE; ADJUSTMENTS.

           (a) The Company hereby grants to Optionee an irrevocable option (the "OPTION") to purchase from time to time up to 7,799,805 authorized and unissued Ordinary Shares, nominal value $.0025 per share, of the Company (the "COMPANY ORDINARY SHARES") (which shall be evidenced by ADRs) upon the terms and subject to the conditions set forth herein (the "OPTIONED SHARES," which represent 19.9% of the issued and outstanding Company Ordinary Shares as of the date hereof).

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           (b) Subject to the terms and conditions set forth in this
Agreement, the Option may be exercised by Optionee in whole or, from time to time, in part, at any time after the date hereof that the conditions in
Section 3(a) hereof are satisfied and prior to the termination of the Option in accordance with Section 12 hereof. In the event Optionee wishes to exercise the Option, Optionee shall send a written notice to the Company (the "STOCK EXERCISE NOTICE") specifying the total number of Optioned Shares it wishes to purchase and a date for the closing of such purchase (the "CLOSING DATE"). Optionee may revoke an exercise of the Option at any time prior to the Closing Date by written notice to the Company. At any Closing Date, the Company will deliver to Optionee a certificate or certificates representing the Optioned Shares in the denominations designated by Optionee in its Stock Exercise Notice, free and clear of all liens and encumbrances and subject to no preemptive rights, as well as an executed new agreement with the same terms as this Agreement evidencing the right to purchase the balance of the Optioned Shares purchasable hereunder, if any. After payment of the Exercise Price for the Optioned Shares covered by the Stock Exercise Notice, the Option shall be deemed exercised to the extent of the Optioned Shares specified in the Stock Exercise Notice as of the date such Stock Exercise Notice is given to the Company.

           (c) In the event of any change in the number of issued and outstanding Company Ordinary Shares by reason of any share dividend, reclassification, consolidation, division, subdivision or cancellation or other change in the corporate or capital structure of the Company, the number of Optioned Shares subject to the Option and the Exercise Price (as hereinafter defined) per Optioned Share shall be appropriately adjusted. In the event that any additional Company Ordinary Shares are issued after the date of this Agreement (other than pursuant to an event described in the preceding sentence or pursuant to this Agreement), the number of Optioned Shares subject to the Option shall be adjusted so that, after such issuance, it equals at least 19.9% of the number of Company Ordinary Shares then issued and outstanding (without considering any shares subject to the Option).

     3.    CONDITIONS TO EXERCISE OF OPTION AND DELIVERY OF OPTIONED SHARES.

           (a) Optionee's right to exercise the Option is subject to the following conditions:

           (i) No preliminary or permanent injunction or other order having been issued by any federal or state court of competent jurisdiction in the United States invalidating the grant or prohibiting the exercise of the Option shall be in effect; and

           (ii) One or more of the following events shall have occurred on or after the date hereof or Optionee shall have become aware on or after the date hereof of the occurrence of any of the following: (A) any individual, corporation, limited liability company, limited or general partnership, joint venture, association, joint stock company, trust, unincorporated organization or other entity or group (referred to hereinafter, singularly or collectively, as a "PERSON"), other than Optionee or its "affiliates" (as

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         defined in Rule 12b-2 promulgated under the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT")), acquires or becomes the beneficial owner of 20% or more of the outstanding Company Ordinary Shares; (B) any new group is formed which beneficially owns 20% or more of the outstanding Company Ordinary Shares (other than a group which includes or may reasonably be deemed to include Optionee or any of its affiliates); (C) any Person (other than Optionee or its affiliates) shall have commenced a tender or exchange offer for 20% or more of the then outstanding Company Ordinary Shares or publicly proposed any bona fide merger, scheme of arrangement, consolidation or acquisition of all or substantially all the assets of the Company, or other similar business combination involving the Company; (D) any Person (other than Optionee or its affiliates) is granted any option or right, conditional or otherwise, to acquire or otherwise become the beneficial owner of Company Ordinary Shares which, together with all Company Ordinary Shares beneficially owned by such Person, results or would result in such Person being the beneficial owner of 20% or more of the outstanding Company Ordinary Shares; or (E) any event or circumstance occurs that would entitle Optionee to receive the Termination Fee provided for in Section 8.3(c) of the Acquisition Agreement. For purposes of this subparagraph (iii), the terms "group" and "beneficial owner" shall be defined by reference to Section 13(d) of the Exchange Act.

           (b) Optionee's obligation to purchase the Optioned Shares following the exercise of the Option, and the Company's obligation to deliver the Optioned Shares, are subject to the conditions that:

           (i) No preliminary or permanent injunction or other order issued by any federal or state court of competent jurisdiction in the United States or the Republic of Ireland prohibiting the delivery of the Optioned Shares shall be in effect;

           (ii) The purchase of the Optioned Shares will not violate Rule 10b-13 promulgated under the Exchange Act;

           (iii) All applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR ACT"), shall have expired or been terminated; and

           (iv) All applicable requirements of the Mergers, TakeOvers and Monopolies (Control) Act, 1978, as amended (the "IRISH CONTROL ACT"), shall have been satisfied.

     4. EXERCISE PRICE FOR OPTIONED SHARES. Optionee will purchase the Optioned Shares from the Company at a price per Optioned Share equal to $17.50 (the "EXERCISE PRICE"), payable in cash. Any payment made by Optionee to the Company pursuant to this Agreement shall be made by wire transfer of federal funds to a bank designated by the Company or a check payable in immediately available funds.

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     5.    REPRESENTATIONS AND WARRANTIES OF THE COMPANY.  The Company
represents and warrants to Optionee as follows:

           (a) CORPORATE AUTHORITY. The Company is a corporation duly organized, validly existing and duly registered under the laws of the Republic of Ireland and has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Company and the consummation by it of the transactions contemplated hereby have been duly authorized by the Company's Board of Directors and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions so contemplated. This Agreement has been duly executed and delivered by the Company and constitutes a valid and binding obligation of the Company enforceable against the Company in accordance with its terms except to the extent that its enforceability may be limited to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other laws affecting creditors' rights generally and to general equitable principles.

           (b) SHARES RESERVED FOR ISSUANCE. The Company has taken all necessary corporate action to authorize and reserve and permit it to issue, and at all times from the date hereof through the termination of this Agreement in accordance with its terms, will have reserved for issuance upon exercise of this Option, that number of Optioned Shares equal to the maximum number of Company Ordinary Shares at any time and from time to time purchasable upon exercise of the Option, and the Optioned Shares, when issued and delivered by the Company to Optionee upon exercise of the Option, will be duly authorized, validly issued, fully paid and nonassessable, free and clear of all liens or encumbrances, free of preemptive rights, and the ADRs evidencing such Company Ordinary Shares shall be listed on the Nasdaq National Market.

           (c) CONSENTS; NO VIOLATIONS. Except as otherwise required by the HSR Act, except for routine filings and subject to Section 8, the execution and delivery of this Agreement by the Company and the consummation by it of the transactions contemplated hereby do not and will not require the consent, approval or authorization of, or filing with, any Person or public authority and (i) will not violate, breach or conflict with the Company's Articles or Memorandum of Association or (ii) result in the acceleration or termination of, or constitute a default under, any agreement, lease, contract, note, indenture, license, approval, permit, understanding or other instrument, or any statute, rule, regulation, judgment, order or other restriction binding upon or applicable to the Company or any of its subsidiaries or any of their respective properties or assets, except, with respect to clause (ii) hereof, for any acceleration, termination or default that, individually or in the aggregate, could not reasonably be expected to have a Company Material Adverse Effect.

     6. REPRESENTATIONS AND WARRANTIES OF OPTIONEE. Optionee represents and warrants to the Company as follows:

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           (a) CORPORATE AUTHORITY. The execution and delivery of this
Agreement by Optionee and the consummation by it of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Optionee and this Agreement has been duly executed and delivered by Optionee and constitutes a valid and binding agreement of Optionee, except to the extent that its enforceability may be limited to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other laws affecting creditors' rights generally and to general equitable principles.

           (b) INVESTMENT REPRESENTATIONS. Optionee is acquiring the Option and, if and when it exercises the Option, will be acquiring the Optioned Shares issuable upon the exercise thereof, for its own account and not with a view to distribution or resale in any manner which would be in violation of the Securities Act of 1933, as amended (the "SECURITIES ACT"), or any rule or regulation under the Securities Act, and will not sell or otherwise dispose of the Optioned Shares except pursuant to an effective registration statement under the Securities Act or a valid exemption from registration under the Securities Act.

     7. THE CLOSING. Any closing hereunder shall take place on the Closing Date specified by Optionee in its Stock Exercise Notice pursuant to Section 2 at 10:00 a.m., U.S. Eastern Time, or the first business day thereafter on which all of the conditions in Section 3 are met, at the executive office of the Company located in Burlington, Massachusetts, or at such other time and place as the parties hereto may agree.

     8. FILINGS RELATED TO OPTIONED SHARES. The Company will make such filings with the SEC as are required by the Exchange Act, and will make all necessary filings by the Company under the HSR Act and the Irish Control Act and to list the Optioned Shares (as evidenced by ADRs) on the Nasdaq National Market.

     9.    REGISTRATION RIGHTS.

           (a) DEMAND REGISTRATION RIGHTS. The Company shall, subject to the conditions of Section 9(c) below, if requested by Optionee, or any permitted transferee acquiring at least 10% of the Company Ordinary Shares represented by the Option on the date hereof (each, a "SELLING SHAREHOLDER"), as expeditiously as possible prepare and file a registration statement under the Securities Act if such registration is necessary in order to permit the sale or other disposition of any or all Company Ordinary Shares or other securities that have been acquired by or are issuable to the Selling Shareholder upon exercise of the Option in accordance, subject to the terms and conditions of this Section 9, with the intended method of sale or other disposition stated by the Selling Shareholder in such request, including without limitation a "shelf" registration statement under Rule 415 under the Securities Act or any successor provision ("RULE 415"), and the Company shall use its best efforts to qualify such shares or other securities for sale under any applicable state securities laws; PROVIDED, HOWEVER, that the Company shall not be required to consent to general jurisdiction or qualify to do business in any state where it is not otherwise required to so consent to such jurisdiction or to so qualify to do business.

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           (b) ADDITIONAL REGISTRATION RIGHTS. If the Company, at any time after the exercise of the Option, proposes to register any securities of the Company or rights representing securities of the Company under the Securities Act, the Company will promptly give written notice to the Selling Shareholders of its intention to do so and, upon the written request of any Selling Shareholder given within thirty (30) days after receipt of any such notice (which request shall specify the number of Company Ordinary Shares intended to be included in such public offering by the Selling Shareholder), the Company will cause all such shares for which a Selling Shareholder requests participation in such registration, to be so registered and included in such public offering; PROVIDED, HOWEVER, that the Company may elect not to cause any such shares to be so registered (i) if such public offering is to be underwritten and the underwriters in good faith object for valid business reasons, or (ii) in the case of a registration solely to implement an employee benefit plan or a registration filed on Form S-4 of the Securities Act or any successor Form; PROVIDED, FURTHER, HOWEVER, that such election pursuant to (i) may only be made twice. If some but not all of the Company Ordinary Shares with respect to which the Company shall have received requests for registration pursuant to this Section 9(b) shall be excluded from such registration, the Company shall make appropriate allocation of shares to be registered among the Selling Shareholders desiring to register their shares pro rata in the proportion that the number of shares requested to be registered by each such Selling Shareholder bears to the total number of shares requested to be registered by all such Selling Shareholders then desiring to have Company Ordinary Shares registered for sale.

           (c) CONDITIONS TO REQUIRED REGISTRATION. The Company shall use all reasonable efforts to cause each registration statement referred to in
Section 9(a) above to become effective and to obtain all consents or waivers of other parties which are required therefor and to keep such registration effective; PROVIDED, HOWEVER, that the Company may delay any registration of Option Shares required pursuant to Section 9(a) above for a period not exceeding seventy-five (75) days provided the Company shall in good faith determine that any such registration would adversely affect the Company (provided that this right may not be exercised more than once during any twelve (12) month period), and the Company shall not be required to register Option Shares under the Securities Act pursuant to Section 9(a) above:

                 (i)    on more than one occasion during any calendar year;

                (ii)    on more than two occasions in total;

                (iii) within ninety (90) days after the effective date of a registration referred to in Section 9(b) above pursuant to which the Selling Shareholder or Selling Shareholders concerned were afforded the opportunity to register such shares under the Securities Act and such shares were registered as requested;

                 (iv) unless a request therefor is made to the Company by Selling Shareholders that hold at least 25% or more of the aggregate number of Option Shares

     (including Company Ordinary Shares issuable upon exercise of this Option) then outstanding; or

                  (v) if all the Option Shares proposed to be registered could be sold by the Selling Shareholders in a ninety (90) day period in accordance with Rule 144.

         In addition to the foregoing, the Company shall not be required to maintain the effectiveness of any registration statement, other than a registration statement filed under Rule 415, after the expiration of six (6) months from the effective date of such registration statement. The Company shall use all reasonable efforts to make any filings, and take all steps, under all applicable state securities laws to the extent necessary to permit the sale or other disposition of the Option Shares so registered in accordance with the intended method of distribution for such shares; PROVIDED, HOWEVER, that the Company shall not be required to consent to general jurisdiction or qualify to do business in any state where it is not otherwise required to so consent to such jurisdiction or to so qualify to do business.

           (d) EXPENSES. Except where applicable state law prohibits such payments, the Company will pay all expenses (including without limitation registration fees, qualification fees, blue sky fees and expenses (including the fees and expenses of counsel), legal expenses, including the reasonable fees and expenses of one counsel to the holders whose Option Shares are being registered, printing expenses and the costs of special audits or "cold comfort" letters, expenses of underwriters, excluding discounts and commissions but including liability insurance if the Company so desires or the underwriters so require, and the reasonable fees and expenses of any necessary special experts) in connection with each registration pursuant to
Section 9(a) or 9(b) above (including the related offerings and sales by holders of Option Shares) and all other qualifications, notifications or exemptions pursuant to Section 9(a) or 9(b) above.

           (e) INDEMNIFICATION. In connection with any registration under
Section 9(a) or 9(b) above, the Company hereby indemnifies the Selling Shareholders, and each underwriter thereof, including each person, if any, who controls such Optionee or underwriter within the meaning of Section 15 of the Securities Act, against all expenses, losses, claims, damages and liabilities caused by any untrue, or alleged untrue, statement of a material fact contained in any registration statement or prospectus or notification or offering circular (including any amendments or supplements thereto) or any preliminary prospectus, or caused by any omission, or alleged omission, to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as such expenses, losses, claims, damages or liabilities of such indemnified party are caused by any untrue statement or prospectus or notification or offering circular (including any amendments or supplements thereto) in reliance upon and in conformity with, information furnished in writing to the Company by such indemnified party expressly for use therein, and the Company and each officer, director and controlling person of the Company shall be indemnified by such Selling Shareholders, or by such underwriter, as the case may be, for all such expenses, losses, claims, damages and liabilities caused by any untrue, or alleged untrue, statement, that was included by the Company in any such registration statement or prospectus or notification or offering circular (including any amendments or supplements thereto) in reliance upon, and in conformity with, information furnished in writing to the Company by or on behalf of such Selling Shareholder or such underwriter, as the case may be, expressly for such use.

         Promptly upon receipt by a party indemnified under this Section 9(e) of notice of the commencement of any action against such indemnified party in respect of which indemnity or reimbursement may be sought against any indemnifying party under this Section 9(e), such indemnified party shall notify the indemnifying party in writing of the commencement of such action, but the failure so to notify the indemnifying party shall not relieve it or any liability which it may otherwise have to any indemnified party under this
Section 9(e) except to the extent the indemnified party is materially prejudiced thereby. In case notice of commencement of any such action shall be given to the indemnifying party as above provided, the indemnifying party shall be entitled to participate in and, to the extent it may wish, jointly with any other indemnifying party similarly notified, to assume the defense of such action at its own expense, with counsel chosen by it and reasonably satisfactory to such indemnified party. The indemnified party shall have the right to employ separate counsel (other than reasonable costs of investigation) shall be paid by the indemnified party unless (i) the indemnified party either agrees to pay the same, (ii) the indemnifying party fails to assume the defense of such action with counsel reasonably satisfactory to the indemnified party, or (iii) the indemnified party has been advised by counsel that one or more legal defenses may be available to the indemnifying party that may be contrary to the interest of the indemnified party, in which case the indemnifying party shall be entitled to assume the defense of such action notwithstanding its obligation to bear fees and expenses of such counsel. No indemnifying party shall be liable for any settlement entered into without its consent, which consent may not be unreasonably withheld.

         If the indemnification provided for in this Section 9(e) is unavailable to a party otherwise entitled to be indemnified in respect of any expenses, losses, claims, damages or liabilities referred to herein, then the indemnifying party, in lieu of indemnifying such party otherwise entitled to be indemnified, shall contribute to the amount paid or payable by such party to be indemnified as a result of such expenses, losses, claims, damages or liabilities in such proportion as is appropriate to reflect the relative benefits received by the Company, the Selling Shareholders and the underwriters from the offering of the securities and also the relative fault of the Company, the Selling Shareholders and the underwriters in connection with the statements or omissions which resulted in such expenses, losses, claims, damages or liabilities, as well as any other relevant equitable considerations. The amount paid or payable by a party as a result of the expenses, losses, claims, damages and liabilities referred to above shall be deemed to include any legal or other fees or expenses reasonably incurred by such party in connection with investigating or defending any action or claim; PROVIDED, HOWEVER, that in no case shall any Selling Shareholder be responsible, in the aggregate, for any amount in excess of the net offering proceeds attributable to its Option Shares included in the offering. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

Any obligation by any Selling Shareholder to contribute shall be several and not joint with other holders.

         In connection with any registration pursuant to Section 9(a) or 9(b) above, the Company and each Selling Shareholder (other than Optionee) shall enter into an agreement containing the indemnification provisions of this
Section 9(e). In the event of an underwritten public offering pursuant to
Section 9(b), the Company and the Selling Shareholders shall enter into an underwriting agreement containing customary terms and provisions; PROVIDED that the contribution provisions as they relate to Selling Shareholders shall contain substantially the same limitations as the provisions set forth herein.

           (f) MISCELLANEOUS REPORTING. The Company shall comply with all reporting requirements and will do all other such things as may be necessary to permit the expeditious sale at any time of any Option Shares by the Selling Shareholders thereof in accordance with and to the extent permitted by any rule or regulation promulgated by the SEC from time to time, including, without limitation, Rule 144. The Company shall at its expense provide the Selling Shareholders with any information necessary in connection with the completion and filing of any reports or forms required to be filed by them under the Securities Act or the Exchange Act, or required pursuant to any state securities laws or the rules of any stock exchange.

           (g) ISSUE TAXES. The Company will pay all stamp taxes in connection with the issuance and the sale of Option Shares and in connection with the exercise of the Option, and will hold the Selling Shareholders harmless, without limitation as to time, against any and all liabilities, with respect to all such taxes.

     10. OPTIONAL PUT. Prior to the termination of the Option in accordance with Section 12 hereof, if the Option has become exercisable pursuant to
Section 2(b) hereof and pursuant to the second sentence of this Section 10, Optionee shall have the right, upon three (3) business days' prior written notice to the Company, to require the Company to purchase the Option from Optionee (the "PUT RIGHT") at a cash purchase price (the "PUT PRICE") equal to the product determined by multiplying (A) the number of Optioned Shares as to which the Option has not yet been exercised by (B) the Spread (as defined below). As used herein, the term "SPREAD" shall mean the excess, if any, of
(i) the greater of (x) the highest price (in cash or fair market value of securities or other property) per Company Ordinary Share (whether or not evidenced by ADRs) paid or to be paid within twelve (12) months preceding the date of exercise of the Put Right for any Company Ordinary Shares (whether or not evidenced by ADRs) beneficially owned by any Person who shall have acquired or become the beneficial owner of 20% or more of the outstanding Company Ordinary Shares (whether or not evidenced by ADRs) after the date hereof or (y) the weighted (by volume of shares represented by ADRs traded each day during the measurement period described herein) average closing price of the Company Ordinary Shares (evidenced by ADRs) during the 15-day period ending on the trading day immediately preceding the written notice of exercise of the Put Right over (ii) the Exercise Price. This Put Right shall become exercisable with respect to the events described in clauses (A), (B),
(C) and (D) of

Section 3(a)(ii) hereof only if the beneficial ownership by the Person or group referenced in such clauses equals or exceeds 30% of the outstanding Company Ordinary Shares. Upon exercise of Optionee's right to receive cash pursuant to this Section 10, the obligation of the Company to deliver Optioned Shares pursuant to this Agreement shall terminate with respect to such number of Optioned Shares for which Optionee shall have elected to be paid in cash under this Section 10.

     11.    PROFIT LIMITATION.

            (a) Notwithstanding any other provision of this Agreement, in no event shall Optionee's Total Profit (as hereinafter defined) exceed $21 million and, if it otherwise would exceed such amount, Optionee, at its sole election, shall either (i) deliver to the Company for cancellation Optioned Shares previously acquired by Optionee pursuant to this Agreement, (ii) pay cash or other consideration to the Company, or (iii) undertake any combination thereof, in each case, so that Optionee's Total Profit shall not exceed $21 million after taking into account the foregoing actions.

            (b) As used herein, the term "Total Profit" shall mean the sum (before taxes) of the following: (i) the amount of cash received by Optionee pursuant to Section 10 hereof, (ii)(A) the net cash amounts received by Optionee pursuant to the sale of Optioned Shares (or any other securities into which such Optioned Shares are converted or exchanged) to any unaffiliated party, less (B) the aggregate Exercise Price paid for all Optioned Shares acquired by Optionee hereunder, and (iii) any Termination Fee received pursuant to the Acquisition Agreement.

     12. TERMINATION. This Agreement and the Option shall terminate upon the earlier of (i) the Effective Time (as defined in the Acquisition Agreement) and (ii) the termination of the Acquisition Agreement in accordance with its terms; PROVIDED, HOWEVER, the Option shall not terminate pursuant to clause (ii) immediately above if (A) the Acquisition Agreement is terminated by Optionee pursuant to Section 8.1(d)(i) or (d)(ii) thereof or
(B) the Acquisition Agreement is terminated by Optionee or the Company pursuant to Section 8.1(b)(ii) or (b)(iv) thereof and, in each such case, the Company has not paid to Optionee the Termination Fee which the Company is then obligated to pay.

     13. EXPENSES. Each party hereto shall pay its own expenses incurred in connection with this Agreement, except as otherwise provided in Section 9 hereof or as specified in the Acquisition Agreement.

     14. SPECIFIC PERFORMANCE. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement, without the necessity of proving damages or posting any bond, and to enforce specifically the terms and provisions hereof in any court of the Republic of Ireland or the United States or any state thereof having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

     15. NOTICE. All notices, requests, demands and other communications hereunder shall be deemed to have been duly given and made if in writing and if served by personal delivery upon the party for whom it is intended or if sent by telex or facsimile (with receipt electronically confirmed) to the person at the address set forth below, or such other address as may be designated in writing hereafter, in the same manner, by such person:

          (a)      if to Optionee:

                   ADC Telecommunications, Inc.
                   12501 Whitewater Drive
                   Minnetonka, Minnesota 55343
                   Attention: Jeffrey D. Pflaum, Esq.
                   Facsimile No.: (612) 946-3209

                   with a copy to:

                   Dorsey & Whitney LLP
                   Pillsbury Center South
                   220 South Sixth Street
                   Minneapolis, Minnesota 55402
                   Attention: Robert A. Rosenbaum, Esq.
                   Facsimile No.:  (612) 340-8738

          (b)      if to the Company:

                   Saville Systems PLC
                   One Van de Graaf Drive
                   Burlington, Massachusetts 01803
                   Attention: Michael J. Cayer, Esq.
                   Facsimile No.: (781) 270-6503

                   with a copy to:

                   Hale and Dorr, LLP
                   60 State Street
                   Boston, Massachusetts 02109
                   Attention: Thomas L. Barrette, Jr., Esq.
                   Facsimile No.: (617) 526-5000

     16. PARTIES IN INTEREST. This Agreement shall inure to the benefit of and be binding upon the parties named herein and their respective successors and assigns. Nothing in this Agreement, expressed or implied, is intended to confer upon any Person other than Optionee or the Company, or their permitted successors or assigns (including any Selling Shareholder), any rights or remedies under or by reason of this Agreement.

     17. ENTIRE AGREEMENT; AMENDMENTS. This Agreement, together with the Acquisition Agreement and the other documents referred to therein, constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements and understandings, both written or oral, between the parties with respect to the subject matter hereof. This Agreement may not be changed, amended or modified orally, but only by an agreement in writing signed by the party against whom any waiver, change, amendment, modification or discharge may be sought.

     18. ASSIGNMENT. No party to this Agreement may assign any of its rights or delegate any of its obligations under this Agreement (whether by operation of law or otherwise) without the prior written consent of the other party hereto, except that Optionee may, without a written consent, assign its rights and delegate its obligations hereunder in whole or in part to one or more of its direct or indirect wholly owned subsidiaries.

     19. INTERPRETATION. The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction shall be applied against any party. The headings of articles and sections herein are for convenience of reference, do not constitute a part of this Agreement, and shall not be deemed to limit or affect any of the provisions hereof. All monetary amounts referred to herein are denominated in United States dollars (U.S. $).

     20. COUNTERPARTS. This Agreement may be executed via facsimile in two or more counterparts, each of which, when executed, shall be deemed to be an original and all of which together shall constitute one and the same document.

     21. GOVERNING LAW. Except to the extent mandatorily required to be governed by the laws of Ireland, this Agreement shall be governed by and construed in accordance with the laws of the State of Minnesota, without giving effect to the principles of conflicts of laws thereof. Each of the parties hereto irrevocably consents to the exclusive jurisdiction of any court located in the Republic of Ireland in connection with any matter based upon or arising out of this Agreement that is mandatorily governed by the laws of Ireland. Each of the parties hereto irrevocably consents to the jurisdiction of any federal or state court in the States of Minnesota and Massachusetts in connection with any other matter based upon or arising out of this Agreement or the matters contemplated herein. Each of the parties hereto agrees that process may be served upon them in any manner authorized by the laws of the State of Minnesota or State of Massachusetts for such Persons, and hereby waives (and covenants not to assert or plead) any objection which they might otherwise have to such jurisdiction and such process.

     22. VALIDITY. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, which shall remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

                                    * * * * *

                  IN WITNESS WHEREOF, Optionee and the Company have caused this Agreement to be duly executed and delivered on the day and year first above written.

                                        SAVILLE SYSTEMS PLC


                                        By: /s/ John J. Boyle III
                                           -----------------------------------
                                           Name: John J. Boyle III
                                           Title: Chief Executive Officer


                                        ADC TELECOMMUNICATIONS, INC.


                                        By: /s/ Robert E. Switz
                                           -----------------------------------
                                           Name: Robert E. Switz
                                           Title: Senior Vice President, Chief
                                                  Financial Officer